Exhibit 99.1

Scientific Games Announces First Quarter 2012 Results

Revenue Increased 19%

NEW YORK, May 9, 2012 - Scientific Games Corporation (Nasdaq: SGMS) today announced results for the first quarter ended March 31, 2012.

Summary Financial Results

($ in millions, except per share amounts)

	Three Months Ended March 31,
	2012	2011
Revenue	$234.6	$196.7
Operating income	22.3	14.4
Attributable EBITDA	86.7	75.0

Net income / (loss)	1.8	(6.9)
Net income / (loss) per share	$0.02	($0.08)

Total capital expenditures	21.8	21.8
Free cash flow	0.1	26.8

Attributable EBITDA and free cash flow as used herein are non-GAAP financial measures defined below under “Non-GAAP Financial Measures” and reconciled to GAAP financial measures in the accompanying tables.

Business Highlights

▪	First quarter 2012 revenue and attributable EBITDA increased 19% and 16%, respectively, versus the prior-year period
▪	Scientific Games’ U.S. instant ticket and lottery systems customers’ retail sales increased 12.2% and 15.8%, respectively, in the first quarter of 2012 compared to the prior-year period, based on third-party data
▪	Global Draw’s U.K. total gross win and gross win per machine per day increased approximately 61.5% and 5.8%, respectively, in the first quarter of 2012 versus the prior-year period
▪	Illinois Lottery instant ticket retail sales increased approximately 27% for the first nine months of the lottery’s fiscal year ending June 30, 2012, which coincides with the operation of our Northstar private management agreement
▪	Signed contract with the North Carolina Lottery to provide Properties Plus® internet-based player loyalty rewards program; Tennessee Lottery added Points for Prizes® store to its existing Properties Plus program in February 2012 and the lottery achieved record instant ticket sales in that month
▪	Signed agreement with the Hubei Lottery in China to provide value chain management services, similar to the cooperative services programs (CSPs) that the Company provides to many of its North American and European customers

"U.S. lottery retail sales growth levels in the first quarter of 2012 were among the highest that the industry has experienced. This robust growth was driven by a variety of progressive measures, including lottery private management, prize payout increases, and the introduction of tiered pricing for national jackpot games. Additionally, the advantages of private management have been illustrated by the strong performance of the Illinois Lottery,” Chairman and Chief Executive Officer A. Lorne Weil commented. "I believe these types of progressive measures can continue to drive growth for the lottery industry in 2012 and, more importantly, should lead to opportunities with additional U.S. and international customers, supporting industry growth well into the future.”

Jeffrey S. Lipkin, Senior Vice President and Chief Financial Officer, added, "We’re extremely pleased with our first quarter results. This strong performance is a testament to both the stability and the diversity of our business, as well as the benefits of our participation-based business model across our segments. Our investments in revenue enhancing products, services and technology have driven our growth and improved our operating leverage and return on invested capital.”

Business Update

Our 19% revenue growth in the first quarter reflected strength in many areas of our company. Both segments of our lottery business performed very well - Printed Products revenue increased 8.5% and Lottery Systems revenue grew 14%. One factor driving these results was the overall health of the industry. In the U.S., our customers’ retail sales of instant tickets rose 12.2% in the quarter and their sales of draw games grew 15.8%. Instant ticket sales were driven by strong performance in larger states, while draw sales benefited from a record Mega Millions® jackpot of $656 million and the third largest Powerball® jackpot in the game’s history of $336 million, following the January introduction of the $2 price point for Powerball.

There were several other factors behind the growth in our U.S. lottery business, including strong instant ticket sales to the Illinois Lottery. We believe that our success with Illinois demonstrates the value to lotteries of focusing on revenue growth. Lotteries are often highly constrained in terms of what they can do to support lottery growth and instead try to improve their earnings by cost cutting. While many would point to private management as the driver of Illinois’ improved performance, we think the causality is more complex, and that the improvement was not just a result of private management but also due to a focus on increased revenue generation. Notably, the vast majority of Illinois’ growth was from increased sales of instant tickets, where we are the exclusive supplier. Elected officials and lottery directors are increasingly recognizing that one of the easiest ways to increase state revenue and reduce budget deficits is to outsource more responsibility for the lottery value chain to experienced operators such as Scientific Games.

As a leading vendor to the lottery industry, we provide technology, content, communication networks and business processes to enable revenue-generating opportunities for our customers. Given that we are often compensated on a revenue participation basis, the strength in the U.S. lottery industry accrues to our benefit and was clearly reflected in our performance this quarter. Additionally, we realized increased revenue from customers in the Ukraine and the U.K., where we are also compensated based on retail sales. Our improved year-over-year operating margins in Printed Products reflect the operating leverage in this business, and was a significant contributor to the nearly 16% growth in our attributable EBITDA this quarter.

Interestingly, strong overall growth across our lottery businesses occurred despite softness in Italy and China, which have historically been above average growth markets for the Company. In Italy, retail sales of instant tickets declined by approximately 4% due to a variety of factors including inclement weather and transit strikes that disrupted deliveries to retailers. We also had challenging year-over-year comparisons, in part due to the mix of products launched in the first quarter of 2011, including the formal introduction of the €20 ticket.

In China, instant ticket retail sales grew 0.7% in the first quarter. We believe this performance was due in part to product mix and challenging year-over-year comparisons. We are cautiously optimistic that sales in China will accelerate as programs such as the expansion of the retailer and validation network and the introduction of additional licensed tickets begin to take effect.

Revenue in our gaming business increased 81% in the first quarter, with Global Draw’s U.K. total gross win and gross win per machine per day increasing approximately 61.5% and 5.8%, respectively. Following our successful roll-out of terminals to Ladbrokes’ entire estate last year, Ladbrokes’ first quarter 2012 cash box improved nearly 17% year-over-year, demonstrating our ability to help our gaming customers drive growth. The increased profitability of our Gaming service revenue in the first quarter reflects the inherent operating leverage in this business.

We remain focused on developing and delivering new and innovative content across our lottery and gaming businesses, including new interactive content that may eventually be sold on the internet as well as new games for our proven lottery retailer network and server-based gaming terminals. We also continue to see increasing interest from our customers in our internet-based player loyalty programs. We recently signed an agreement with North Carolina to provide Properties Plus services, and the Iowa Lottery extended its existing Properties Plus program with us. The Tennessee Lottery added our Points for Prizes store to its player loyalty program in February and achieved record instant ticket sales that month. We see additional opportunities in the pipeline and believe that, as states ultimately begin to provide internet-based offerings, our long track record as a proven and trusted vendor will provide a competitive advantage.

First Quarter 2012 Financial Results

Revenue was $234.6 million in the first quarter of 2012 compared to $196.7 million in the first quarter of 2011. This 19% increase in revenue reflects growth across all of our operating segments.

Operating income was $22.3 million in the first quarter of 2012 compared to operating income of $14.4 million in the prior-year period. This 55% increase primarily reflects the impact of higher and a more profitable mix of revenue. Partially offsetting these results was $2.9 million of employee termination and restructuring charges related to Barcrest’s exit from the analog amusement with prizes (“AWP”) business and Games Media reorganization and a $6.6 million year-over-year increase in selling, general and administrative expense. The increase in selling, general and administrative expense principally reflected $3.0 million in higher compensation to support our growth initiatives, $1.2 million in higher stock-based compensation and $1.5 million of incremental overhead from the acquisition of Barcrest. First quarter 2012 operating income was also reduced by $1.3 million as a result of damaged inventory and liquidation sales of Barcrest analog machines as discussed below.

Net income in the first quarter of 2012 was $1.8 million, or $0.02 per share, compared to a net loss of $6.9 million, or $0.08 per share, in the prior-year period. In addition to the impact of the items mentioned above, the increase in net income was driven by a $1.6 million decrease in interest expense primarily due to a decline in borrowing costs related to variable interest rate debt and the expiration of an interest rate swap in October 2011, along with a $0.3 million decrease in income tax expense. This was partially offset by $0.5 million of lower earnings from equity investments and a $0.5 million decrease in other income.

Our share of EBITDA generated from equity investments was $23.1 million in the first quarter of 2012, compared with $21.2 million in the prior-year period. Attributable EBITDA was $86.7 million, compared to $75.0 million in the prior-year period.

Printed Products

Printed Products revenue increased 8.5% to $125.5 million in the first quarter of 2012 from $115.6 million in the prior-year period. The increase in instant ticket revenue resulted primarily from robust retail sales performance in the U.S. and certain international jurisdictions where we are compensated based on a percentage of retail sales, led by higher revenue in Illinois, Florida, Ukraine and the U.K.

Printed Products operating income increased 22.5% to $35.1 million in the first quarter of 2012 from $28.7 million in the prior-year period. This improvement was primarily driven by a $6.7 million benefit from higher and a more profitable mix of revenue and a decrease of $0.4 million in depreciation and amortization. Selling, general and administrative expense rose by $0.6 million primarily reflecting higher compensation expense of $2.7 million, which was largely offset by a $2.2 million insurance recovery related to a customer claim.

Following a strategic review of our global Printed Products business, we recently commenced a reorganization plan to cease all printing and finishing activities at our Australia facility during the second half of 2012, and begin printing instant tickets for customers in this region at other Scientific Games’ production facilities. We currently expect to record employee termination and restructuring costs and accelerated depreciation expense totaling approximately $8.5 million to $10.5 million as a result of this reorganization. We expect the majority of the charges to be incurred during 2012.

Lottery Systems

Lottery Systems revenue increased 14% to $64.5 million in the first quarter of 2012 from $56.4 million in the first quarter of 2011, primarily reflecting bigger jackpots and higher instant ticket validation revenue. The 60% year-over-year increase in sales revenue resulted largely from increased sales of software and hardware to international customers.

Lottery Systems operating income was $8.3 million in the first quarter of 2012 compared to operating income of $10.1 million in the first quarter of 2011. This performance was principally the result of a $2.8 million increase in selling, general and administrative expense in large part due to an increase in compensation expense this year and the favorable resolution of a legal matter during the first quarter of 2011, along with an increase in depreciation and amortization. These results were partially offset by a $1.4 million benefit from higher revenue.

Gaming

Gaming revenue was $44.6 million in the first quarter of 2012 compared to $24.6 million in the first quarter of 2011. This 81% increase in revenue was driven by the acquisition of Barcrest ($13.1 million), a 17% year-over-year increase in Global Draw’s installed base of server-based gaming terminals and a 5.8% year-over-year increase in Global Draw’s U.K. gross win per machine per day.

Gaming operating income was $1.0 million in the first quarter of 2012 compared to an operating loss of $2.3 million in the first quarter of 2011. This improvement was primarily due to an $8.9 million benefit from higher revenue and a $0.5 million decline in depreciation and amortization. While operating income benefitted from a higher and more profitable mix of service revenue, this was partially offset by a less profitable mix of sales revenue due to $0.5 million of losses from the liquidation of Barcrest analog gaming terminals. Additionally, the profitability of sales revenue was negatively impacted by a $0.8 million write-down of Barcrest inventory due to a fire at a third-party warehouse during the quarter.

As previously announced, during the first quarter of 2012, we decided to discontinue Barcrest’s analog operations in order to focus solely on its digital server-based supply model. The decision to exit from the analog business was part of a comprehensive strategic review, which was designed to focus resources on those operations believed to have the greatest potential for both Scientific Games and our customers. We also reorganized our Games Media digital supply business to more effectively capitalize on the Barcrest acquisition. As a result, first quarter 2012 operating income was negatively impacted by $2.9 million of employee termination and restructuring costs and an additional $2.0 million to $3.0 million of charges are expected to be incurred during the balance of 2012. However, we anticipate realizing cost savings as a result of this action starting in 2012. Operating income was also impacted by a $3.2 million increase in selling, general and administrative expense principally due to $1.5 million of incremental overhead expense from the acquisition of Barcrest and $1.1 million of expenses including increased headcount and compensation to support growth initiatives.

Liquidity and Capital Resources

At March 31, 2012, we had cash and cash equivalents of $100.4 million and availability under our revolving credit facility of $189.1 million. We had total indebtedness of $1,387.4 million as of March 31, 2012, compared to $1,390.7 million at December 31, 2011.

We continued to closely monitor working capital and capital expenditures, and focus on higher returns on invested capital while investing in growth initiatives. Free cash flow for the first quarter was $0.1 million, compared to $26.8 million in the prior-year quarter. The year-over-year variance was due in large part to an improvement in the payment terms for our Italian instant ticket contract, effective with the new concession awarded to Lotterie Nazionali S.r.l. in October 2010, which resulted in a large cash inflow in the first quarter of 2011.

Conference Call Details

Scientific Games will host a conference call today at 5:00 pm Eastern Daylight Time to review these results and discuss other topics. To access the call live via a listen-only webcast, please visit www.scientificgames.com and click on the webcast link under the Investor Information section. To access the call by telephone, please dial (866) 783-2142 (U.S. and Canada) or (857) 350-1601 (international) 15 minutes prior to the start of the call. The conference ID is 30260724.

A presentation summarizing the results will also be provided in the Investor Information section on our website prior to the conference call. A replay of the webcast and accompanying presentation will be archived in the Investor Information section on our website.

About Scientific Games

Scientific Games Corporation is a global leader in providing customized, end-to-end gaming solutions to lottery and gaming organizations worldwide. Scientific Games' integrated array of products and services includes instant lottery games, lottery gaming systems, terminals and services, and internet applications, as well as server-based interactive gaming machines and associated gaming control systems. For more information, please visit our website at www.scientificgames.com.

Company Contact:

Cindi Buckwalter, Investor Relations

(212) 754-2233

Forward-Looking Statements

In this press release the Company makes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” “could,” “potential,” “opportunity,” or similar terminology. These statements are based upon management’s current expectations, assumptions and estimates and are not guarantees of future results or performance. Actual results may differ materially from those contemplated in these statements due to a variety of risks and uncertainties and other factors, including, among other things: competition; material adverse changes in economic and industry conditions; technological change; retention and renewal of existing contracts and entry into new or revised contracts; availability and adequacy of cash flows to satisfy obligations and indebtedness or future needs; protection of intellectual property; security and integrity of software and systems; laws and government regulation, including those relating to gaming licenses, permits and operations; inability to identify, complete and integrate future acquisitions; inability to benefit from, and risks associated with, strategic equity investments and relationships; failure of Northstar to meet the net income targets or otherwise realize the anticipated benefits under its private management agreement with the Illinois Lottery; seasonality; inability to identify and capitalize on trends and changes in the lottery and gaming industries, including the potential expansion of regulated gaming via the internet; inability to enhance and develop successful gaming concepts; dependence on suppliers and manufacturers; liability for product defects; fluctuations in foreign currency exchange rates and other factors associated with international operations; influence of certain stockholders; dependence on key personnel; failure to perform on contracts; resolution of pending or future litigation; labor matters; and stock price volatility. Additional information regarding risks and uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in the Company’s filings with the Securities and Exchange Commission, including under the heading “Risk Factors” in our periodic reports. Forward-looking statements speak only as of the date they are made and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Attributable EBITDA, as used herein, is based on the definition of "consolidated EBITDA" in our credit agreement (summarized below), except that attributable EBITDA as used herein includes our share of the EBITDA of all of our equity investments (whereas "consolidated EBITDA" for purposes of the credit agreement generally includes our share of the EBITDA of our Italian joint venture but only the income of our other equity investments to the extent it has been distributed to us). Attributable EBITDA is a non-GAAP financial measure that is presented herein as a supplemental disclosure and is reconciled to net income (loss) in a schedule below.

Attributable EBITDA includes adjustments only to the extent contemplated by the definition of “consolidated EBITDA” in our credit agreement (which adjustments are summarized in the paragraph below). Note that the adjustment referred to in clause (9) in the paragraph below was added to the definition of “consolidated EBITDA” as part of the March 11, 2011 amendment to our credit agreement and revised as part of the August 25, 2011 amendment to our credit agreement.

"Consolidated EBITDA" means, for any period, "consolidated net income" as defined in the credit agreement (i.e., generally our consolidated net income (or loss) excluding the income (or deficit) of our equity investments (other than our Italian joint venture) except to the extent that such income has been distributed to us) for such period plus, to the extent deducted in calculating such consolidated net income for such period, the sum of (1) income tax expense, (2) depreciation and amortization expense, (3) interest expense (other than any interest expense of our Italian joint venture in respect of debt for borrowed money of such joint venture if such debt exceeds $25,000,000 in the aggregate), (4) amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with debt (see line item captioned “Debt-Related Fees and Charges” in the schedules below), (5) amortization of intangibles (including goodwill) and organization costs (see line item captioned “Amortization of Intangibles” in the schedules below), (6) earn-out payments with respect to certain acquisitions that we have made, such as our acquisition of Global Draw, or any other “permitted acquisitions” (generally, acquisitions of companies that are primarily engaged in the same or related line of business and that become subsidiaries of ours, or acquisitions of all or substantially all of the assets of another company or division or business unit of another company), including any loss or expense with respect to such earn-out payments (see line item captioned “Earn-Outs for Permitted Acquisitions” in the schedules below), (7) extraordinary charges or losses determined in accordance with GAAP, (8) non-cash stock-based compensation expenses, (9) any cash compensation expense incurred but not paid in such period so long as no cash payment in respect thereof is made or required to be made prior to the scheduled maturity of the borrowings under the credit agreement (provided that up to $993,000 of non-cash compensation expense accrued prior to August 25, 2011 may be added back notwithstanding that cash payments may be required to be made in respect thereof prior to the scheduled maturity of the borrowings) (see line item captioned “Deferred Contingent Compensation Expense” in the schedules below), (10) up to $3,000,000 of expenses, charges or losses resulting from certain Peru investments (see line item captioned “Peru Investment Expenses, Charges or Losses” in the schedules below), (11) the non-cash portion of any non-recurring write-offs or write-downs as required in accordance with GAAP (see line item captioned “Non-Recurring Write-Offs under GAAP” in the schedules below), (12) advisory fees and related expenses paid to advisory firms in connection with “permitted acquisitions” (see line item captioned “Acquisition Advisory Fees” in the schedules below), (13) certain specified "permitted add-backs" (i.e., (A) up to $15,000,000 (less the amount of certain permitted pro forma adjustments to “consolidated EBITDA” in connection with material acquisitions) of charges incurred during any 12-month period in connection with (i) reductions in workforce, (ii) contract losses, discontinued operations, shutdown expenses and cost reduction initiatives, (iii) transaction expenses incurred in connection with potential acquisitions and divestitures, whether or not consummated, and (iv) restructuring charges and transaction expenses incurred in connection with certain transactions with Playtech Limited or its affiliates, and (B) reasonable and customary costs incurred in connection with amendments to the credit agreement) (see line item captioned “Specified Permitted Add-Backs” in the schedules below) (provided that the foregoing items (1) through (13) do not include write-offs or write-downs of accounts receivable or inventory and, except with respect to “permitted add-backs”, any write-off or write-down to the extent it is in respect of cash payments to be made in a future period), (14) to the extent treated as an expense in the period paid or incurred, certain payments, costs and obligations made or incurred by us in connection with any award of a concession to operate the instant ticket lottery in Italy, including any up-front fee required under the applicable tender process (see line item captioned “Italian Concession Obligations” in the schedules below), (15) restructuring charges, transaction expenses and shutdown expenses incurred in connection with the disposition of all or part of our racing and venue management businesses, together with any charges incurred in connection with discontinued operations and cost-reduction initiatives associated with such disposition, in an aggregate amount (for all periods combined) not to exceed $7,325,000 (see line item captioned “Racing Disposition Charges and Expenses” in the schedules below) and (16) up to 5,250,000 pounds Sterling during any four-quarter period of expenses or charges incurred in connection with the payment of license royalties or other fees to Playtech Limited or its affiliates and for software services provided to Global Draw or Games Media by Playtech Limited or its affiliates (see line item captioned “Playtech Royalties and Fees” in the schedules below), minus, to the extent included in the statement of such consolidated net income for such period, the sum of (1) interest income, (2) extraordinary income or gains determined in accordance with GAAP and (3) income or gains with respect to earn-out payments with respect to acquisitions referred to above (see line item captioned “Income on Earn-Outs for Permitted Acquisitions” in the schedules below), provided that the aggregate amount of “consolidated EBITDA” that is attributable to the Company’s interest in its Italian joint venture that would not have otherwise been permitted to be included in “consolidated EBITDA” prior to giving effect to the March 11, 2011 amendment to the credit agreement will be capped at $25,000,000 in any period of four consecutive fiscal quarters (or $30,000,000 in the case of any such period ending on or prior to June 30, 2012). “Consolidated EBITDA” is also subject to certain adjustments in connection with material acquisitions and dispositions as provided in the credit agreement. The foregoing definitions of “consolidated net income” and “consolidated EBITDA” are qualified in their entirety by the full text of such definitions in our credit agreement which was amended and restated on August 25, 2011, a copy of which is attached as Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 31, 2011.

Free cash flow, as included herein, represents net cash provided by operating activities less total capital expenditures (which includes lottery and gaming systems expenditures and other intangible assets and software expenditures). Free cash flow is a non-GAAP financial measure that is presented herein as a supplemental disclosure and is reconciled to net cash provided by operating activities in a schedule below.

EBITDA from equity investments, as included herein, represents our share of EBITDA from equity investments, which is defined as equity in earnings from our equity investments (whether or not any such earnings have been distributed to us) plus income tax expense, depreciation and amortization expense and interest (income) expense, net of other. EBITDA from equity investments is a non-GAAP financial measure that is presented herein as a supplemental disclosure and is reconciled to earnings from equity investments in a schedule below.

The Company’s management uses the foregoing non-GAAP financial measures in conjunction with GAAP financial measures to: monitor and evaluate the performance of the Company’s business operations, as well as the performance of its equity investments, which have become a more significant part of the Company’s business; facilitate management’s internal comparisons of the Company’s historical operating performance of its business operations; facilitate management’s external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels; review and assess the operating performance of the Company’s management team; analyze and evaluate financial and strategic planning decisions regarding future operating investments; and plan for and prepare future annual operating budgets and determine appropriate levels of operating investments. Accordingly, the Company’s management believes that these non-GAAP financial measures are useful to investors to provide them with disclosures of the Company’s operating results on the same basis as that used by the Company’s management.

In addition, the Company’s management believes that attributable EBITDA is helpful in assessing the overall operating performance of the Company and its equity investments and highlighting trends in the Company’s and its equity investments’ core businesses that may not otherwise be apparent when relying solely on GAAP financial measures, because this non-GAAP financial measure eliminates from the Company’s and its equity investments’ earnings financial items that management believes have less bearing on the Company’s and its equity investments’ performance, such as income tax expense, depreciation and amortization expense and interest (income) expense.  Moreover, management believes attributable EBITDA is useful to investors because a significant and increasing amount of the Company’s business is from its equity investments. Management further believes that attributable EBITDA and free cash flow provide useful information regarding the Company’s liquidity and its ability to service debt and fund investments.  Management believes that EBITDA from equity investments is helpful in monitoring the financial performance of the Company’s equity investments and eliminates from the equity investments’ earnings financial items that management believes have less bearing on the equity investments’ performance.

The Company’s management also believes attributable EBITDA is useful to investors because the definition is derived from the definition of “consolidated EBITDA” in our credit agreement, which is used to calculate the Company’s compliance with the financial covenants contained in the credit agreement. Moreover, attributable EBITDA and free cash flow (calculated by subtracting total capital expenditures (which includes lottery and gaming systems expenditures and other intangible assets and software expenditures) from attributable EBITDA) are metrics used in determining performance-based bonuses (subject to certain additional adjustments in the discretion of the Compensation Committee (e.g., to take into account changes in applicable accounting rules during the year)).

Accordingly, the Company’s management believes that the presentation of the non-GAAP financial measures, when used in conjunction with GAAP financial measures, provides both management and investors with financial information that can be useful in assessing the Company’s financial condition and operating performance.

The non-GAAP financial measures used herein should not be considered in isolation of, as a substitute for, or superior to, the financial information prepared in accordance with GAAP. The non-GAAP financial measures as defined in this press release may differ from similarly titled measures presented by other companies. The non-GAAP financial measures, as well as other information in this press release, should be read in conjunction with the Company’s financial statements filed with the Securities and Exchange Commission.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2012	2011
Revenue:
Instant tickets	$123,324	$113,860
Services	90,286	73,747
Sales	20,965	9,049
Total revenue	234,575	196,656

Operating expenses:
Cost of instant tickets (1)	69,963	67,233
Cost of services (1)	45,859	38,922
Cost of sales (1)	16,927	5,690
Selling, general and administrative expenses	46,172	39,554
Employee termination and restructuring costs	2,875	-
Depreciation and amortization	30,518	30,904
Operating income	22,261	14,353
Other (income) expense:
Interest expense	24,898	26,455
Earnings from equity investments	(8,845)	(9,350)
Other	(478)	(994)
	15,575	16,111
Income (loss) before income tax expense	6,686	(1,758)
Income tax expense	4,867	5,174
Net income (loss)	$1,819	$(6,932)

Net income (loss) per share:
Basic net income (loss)	$0.02	$(0.08)
Diluted net income (loss)	$0.02	$(0.08)
Weighted average number of shares:
Basic shares	92,484	91,886
Diluted shares	94,224	91,886

(1) Exclusive of depreciation and amortization.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(Unaudited, in thousands)

	March 31,	December 31,
	2012	2011
Assets:
Cash and cash equivalents	$100,403	$104,402
Other current assets	298,994	302,711
Property and equipment, net	419,516	426,488
Equity investments	356,292	340,494
Other long-term assets	1,000,938	987,806
Total assets	$2,176,143	$2,161,901

Liabilities and Stockholders' Equity:
Current portion of long-term debt	$33,819	$26,191
Other current liabilities	190,957	210,892
Long-term debt, excluding current portion	1,353,566	1,364,476
Other long-term liabilities	120,217	116,628
Stockholders' equity	477,584	443,714
Total liabilities and stockholders' equity	$2,176,143	$2,161,901

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED SEGMENT OPERATING DATA

(Unaudited, in thousands)

	Three Months Ended March 31, 2012
				Unallocated
	Printed	Lottery		Corporate
	Products	Systems	Gaming	Expense	Totals

Instant tickets	$123,324	$-	$-	$-	$123,324
Service revenue	-	53,006	37,280	-	90,286
Sales revenue	2,163	11,471	7,331	-	20,965
Total revenue	125,487	64,477	44,611	-	234,575
Cost of instant tickets (1)	69,963	-	-	-	69,963
Cost of services (1)	-	29,359	16,500	-	45,859
Cost of sales (1)	1,410	7,955	7,562	-	16,927
Selling, general and administrative expenses	10,193	6,510	5,723	17,975	40,401
Stock-based compensation	822	543	385	4,021	5,771
Employee termination and restructuring costs	-	-	2,875	-	2,875
Depreciation and amortization	8,003	11,798	10,568	149	30,518
Operating income (loss)	$35,096	$8,312	$998	$(22,145)	$22,261

	Three Months Ended March 31, 2011
				Unallocated
	Printed	Lottery		Corporate
	Products	Systems	Gaming	Expense	Totals

Instant tickets	$113,860	$-	$-	$-	$113,860
Service revenue	-	49,216	24,531	-	73,747
Sales revenue	1,770	7,173	106	-	9,049
Total revenue	115,630	56,389	24,637	-	196,656
Cost of instant tickets (1)	67,233	-	-	-	67,233
Cost of services (1)	-	25,968	12,954	-	38,922
Cost of sales (1)	1,006	4,649	35	-	5,690
Selling, general and administrative expenses	9,560	3,873	2,490	19,029	34,952
Stock-based compensation	820	399	436	2,947	4,602
Depreciation and amortization	8,360	11,367	11,048	129	30,904
Operating income (loss)	$28,651	$10,133	$(2,326)	$(22,105)	$14,353

(1) Exclusive of depreciation and amortization.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ATTRIBUTABLE EBITDA

RECONCILIATION OF EARNINGS FROM EQUITY INVESTMENTS TO EBITDA FROM EQUITY INVESTMENTS

(Unaudited, in thousands)

	Three Months Ended March 31,
	2012	2011

Net income (loss)	$1,819	$(6,932)
Add: Income tax expense	4,867	5,174
Add: Depreciation and amortization expense	30,518	30,904
Add: Interest expense	24,898	26,455
Add: Other expense (income), net	(478)	(994)
EBITDA	$61,624	$54,607

Credit Agreement adjustments:
Add: Debt-Related Fees and Charges (1)	$-	$112
Add: Amortization of Intangibles	-	-
Add: Earn-outs for Permitted Acquisitions	-	-
Add: Extraordinary Charges or Losses under GAAP	-	-
Add: Non-Cash Stock-Based Compensation Expenses	5,771	4,602
Add: Deferred Contingent Compensation Expense	-	750
Add: Non-Recurring Write-Offs under GAAP	-	-
Add: Acquisition Advisory Fees	-	-
Add: Specified Permitted Add-Backs (2)	3,027	1,704
Add: Italian Concession Obligations	-	-
Add: Racing Disposition Charges and Expenses	-	35
Add: Playtech Royalties and Fees	1,602	418
Less: Interest Income	(29)	(122)
Less: Extraordinary Income or Gains under GAAP	-	-
Less: Income on Earn-Outs for Permitted Acquisitions	-	-

Adjustments to conform to Credit Agreement definition:
Add/Less: Other expense (income), net (3)	478	994
Less: Earnings from equity investments	(8,845)	(9,350)
Add: EBITDA from equity investments	23,105	21,234
Attributable EBITDA	$86,733	$74,984

EBITDA from equity investments (4):
Earnings from equity investments	$8,845	$9,350
Add: Income tax expense	3,779	2,979
Add: Depreciation and amortization expense	9,585	8,304
Add: Interest expense, net of other	896	601
EBITDA from equity investments	$23,105	$21,234

(1) Amount reflects write-off of unamortized deferred financing costs in connection with early extinguishment of debt.

(2) Amount includes management transition expenses, transaction expenses and restructuring expenses.

(3) Amounts include foreign exchange transactions, interest income, minority interest and other items.

(4) EBITDA from equity investments includes results from the Company's participation in Lotterie Nazionali S.r.l., Roberts Communications Network, LLC, CSG Lottery Technology (Beijing) Co. Ltd., Sportech Plc, Sciplay (through January 23, 2012), Guard Libang and Northstar Lottery Group, LLC (beginning March 1, 2011).

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CALCULATION OF FREE CASH FLOW

(Unaudited, in thousands)

	Three Months Ended March 31,
	2012	2011

Net cash provided by operating activities	$21,924	$48,610

Less: Capital expenditures	(1,958)	(1,658)
Less: Lottery and gaming systems expenditures	(7,393)	(8,788)
Less: Other intangible assets and software expenditures	(12,446)	(11,368)
Total Capital Expenditures	$(21,797)	$(21,814)

Free cash flow	$127	$26,796

For the first quarter ended March 31, 2012, the Company received return of capital payments from its equity investment in ITL of $2.2 million. This item was not included in the Company's Free Cash Flow metric.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

KEY PERFORMANCE INDICATORS

(Unaudited, in millions, except terminals and ASP)

	Three Months Ended March 31,
	2012	2011

Italy - Gratta e Vinci (1):
Retail Sales (Euros) (1)	2,620.0	2,732.0

China - China Sports Lottery (1):
Retail Sales (RMB)	4,459.0	4,428.0
Tickets Sold	605.0	654.0
ASP (RMB)	7.36	6.77

	As of March 31,
Terminal installed base at end of period:	2012	2011
Global Draw	26,553	22,705
Games Media	3,353	3,513
Barcrest	4,662	N/A

(1) Information provided by third-party lottery operators.